EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Aethlon Medical, Inc. on Form S-8 (File Nos. 333-168483, 333-168481, 333-164939, 333-160532, 333-145290, 333-127911, 333-114017 and 333-49896) of our report dated June 29, 2012 relating to the audits of the consolidated financial statements of Aethlon Medical, Inc. and Subsidiary (collectively the “Company”) as of March 31, 2012 and 2011 and for each of the years then ended appearing in this Annual Report on Form 10-K  for the year ended March 31, 2012.  Such audit report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California
June 29, 2012